SUMMIT MUTUAL FUNDS, INC.

AMENDED AND RESTATED

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

WHEREAS, Summit Mutual Funds, Inc. (the “Company”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of common stock of the Company are currently divided into separate series;

WHEREAS, the Directors of the Company have adopted, on behalf of each of the series listed on Schedule A (each a “Fund” and collectively, the “Funds”), a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the “Plan”) and have determined that it is in the best interest of each class of shares and each Fund as a whole to amend and restate the Plan in recognition of the Company’s redesignation of, and implementation of a sales charge structure for, certain classes of the Funds; and

WHEREAS, the Directors of the Company, including those Directors who are not “interested persons” (as defined in the Act) of the Company (“Independent Directors”), have determined that this amended and restated Plan (including the expense allocation herein) is in the best interests of each class of shares and each Fund as a whole.

NOW, THEREFORE, the Company hereby adopts the amended and restated Plan, on behalf of the Funds, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

1.

Features of the Classes.  Each of the Funds issues its shares of common stock in two or more classes.  Shares of each class of a Fund shall represent interests in the same portfolio of investments, shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that:  (a) each class of shares shall be designated separately as set forth in Section 2, below; (b) each class of shares shall bear any Class Expenses, as defined in Section 6 below; and (c) each class shall have exclusive voting rights with respect to any matter on which a separate vote of any class is required.  In addition, shares of the Funds shall have the features described below.

2.

Sales Charge Structure.  Consistent with Section 1, above, each class of shares of the Funds shall differ in the amount of and the manner in which costs are borne by shareholders as follows:

(a)

Class A shares.  Class A shares of each Fund shall be offered at a public offering price equal to net asset value plus a front-end sales charge, and such sales charge shall be subject to waiver and or reduction, as set forth in the Fund’s prospectus and Statement of Additional Information (“SAI”) as amended from time to time.

1.

(b)

Class F shares and Class I shares. Class F and Class I shares of each Fund shall be offered at the then current net asset value without the imposition of a front-end or contingent deferred sales charge.

3.

Rule 12b-1 Plans.

With respect to the Class A shares and the Class F shares of each Fund, the Board of Directors has adopted a distribution and service plan pursuant to Rule 12b-1 under the Act (each a “Rule 12b-1 Plan”) in accordance with which each Fund may pay to the Fund’s distributor a fee for payments the distributor makes to banks, financial planners, retirement plan service providers, insurance companies, broker-dealers and other institutions (“Participating Organizations”) a fee at an annual rate of up to 0.25% of the average daily net assets of the Fund’s Class A and Class F shares attributable to a Participating Organization’s clients who are beneficial owners of Class A or Class F shares as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services authorized under a Rule 12b-1 Plan pursuant to an agreement with a Participating Organization.  The list of activities and services authorized under each Rule 12b-1 Plan is hereby incorporated into this Plan by reference to each Rule 12b-1 Plan, as amended from time to time.

4.

Exchange Privileges.  Beneficial owners of shares may exchange shares of one class of shares of a Fund at net asset value without any sales charge for shares of the same class of shares of another Fund, or for shares of another class offered by another Fund or another series of the Company, to the extent provided in the Fund’s prospectus and SAI, provided that the exchange is made in states where it is legally authorized.  The terms of exchange privileges applicable to the Funds are hereby incorporated into this Plan by reference to each Fund’s prospectus, as amended from time to time.

5.

Conversion Features.  The Funds currently do not offer a conversion feature, except to the extent that Class I shares my be converted to Class A shares if the balance in an investor’s Class I shares account fall below the applicable account minimum, as provided for in the prospectus and SAI.

6.

Allocation of Expenses.  The following shall not affect the allocation of expenses with respect to series of the Company that are not Funds subject to this Plan.

(a)

Each Fund must subtract certain expenses from the Fund’s gross income.  These expenses include:

(1)

Expenses incurred by the Company (including, but not limited to, fees of Directors, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Corporate Level Expenses”); and

(2)

Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

(b)

Expenses attributable to a particular class (“Class Expenses”) shall be limited to:  (i) payments made pursuant to a Rule 12b-1 Plan and/or shareholder services plan;

2.

(ii) transfer agency fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) Securities and Exchange Commission registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) Directors’ fees incurred as a result of issues relating to one class.  Expenses in category (i) above must be allocated to the class for which such expenses are incurred.  All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class, but only if the President and Chief Financial Officer have determined, subject to approval or ratification by the Board of Directors, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the “Code”).

Expenses of a Fund shall be apportioned to each class of shares in accordance with Section 8 below.  The allocation of certain expenses may change if their method of imposition changes.  Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Directors.  Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors in light of the requirements of the Act and the Code.

7.

Quarterly and Annual Reports.  The Board of Directors shall receive quarterly and annual reports concerning all allocated Class Expenses and expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as amended from time to time.  In the reports, only expenditures properly attributable to a particular class of shares will be used to justify any fee or expense charged to that class.

8.

Accounting Methodology.  The following procedures shall be implemented in order to meet the objective of properly allocating income, realized gains and losses, unrealized appreciation and depreciation, and expenses among the Funds, but shall not affect the allocation of income, realized gains and losses, unrealized appreciation and depreciation, and expenses with respect to series of the Company that are not Funds subject to this Plan:

(1)

On a daily basis, the fund accountant shall calculate the Rule 12b-1 Plan fee to be charged to the Class A and Class F shares by calculating the average daily net asset value of such shares outstanding and applying the applicable Rule 12b-1 Plan fee rate of the class to the result of that calculation.

(2)

The fund accountant will allocate all other designated Class Expenses, if any, to the respective classes.

(3)

The fund accountant shall allocate income and Corporate Level and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund for income and Fund Expenses, and in relation to the net asset value of the Company for Corporate Level Expenses.  These calculations shall be based on net asset values at the beginning of the day for all Funds except Funds that have policies of declaring distributions of net investment income daily, for which it will be based on the relative

3.

value of settled shares.  For each Fund, the fund accountant shall allocate realized gains and losses and unrealized appreciation and depreciation among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Fund.

(4)

The fund accountant shall then complete a worksheet developed for purposes of complying with this section of this Plan, using the allocated income, realized gains and losses, unrealized appreciation and depreciation, and expense calculations from paragraph (3) above, and the additional fees calculated from paragraphs (1) and (2) above.  The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

(5)

The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income, realized gains and losses, unrealized appreciation and depreciation, and expenses in accordance with this Plan.

9.

Waiver or Reimbursement of Expenses.  Expenses may be waived or reimbursed by any adviser to the Funds or any other provider of services to the Funds without the prior approval of the Board of Directors.

10.

Effectiveness of Plan.  This Plan shall be effective as of a date approved by votes of a majority of both (a) the Directors of the Company and (b) the Independent Directors of the Company.

11.

Material Modifications.  This Plan may not be materially amended unless such amendment is approved in the manner provided for initial approval in paragraph 10 hereof.

12.

Independent Directors.  While this Plan is in effect:  (1) Independent Directors shall constitute a majority of the Board of Directors of the Company; (2) Independent Directors must select and nominate candidates for service as Independent Directors; and (3) if the Independent Directors have retained legal counsel, such counsel must be an “independent legal counsel” as defined in Rule 0-1 under the Act.

13.

Limitation of Liability.  The Directors of the Company and the record or beneficial owners of shares of each Fund shall not be liable for any obligations of the Company or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Company or such Funds in settlement of such right or claim, and not to such Directors or record or beneficial shareholders.

Dated July 27, 2004, as amended August 15, 2005, November 13, 2006 and August 20, 2007.

4.

SCHEDULE A

TO THE MULTIPLE CLASS PLAN

Summit Apex Series Funds

Everest Fund

Large Cap Growth Fund

Bond Fund

Short-term Government Fund

High Yield Bond Fund

Summit Pinnacle Series Portfolios

Russell 2000 Small Cap Index Portfolio

S&P MidCap 400 Index Portfolio

EAFE International Index Portfolio

5.